UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 14, 2010

SLM CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12061 Bluemont Way, Reston, Virginia		20190
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 810-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

(1) On January 15, 2010, HICA Education Loan Corporation, a subsidiary of SLM Corporation (the "Company"), entered into a lending agreement with the Federal Home Loan Bank - Des Moines (FHLB). Advances from the FHLB will be backed by eligible collateral including federally-guaranteed student loans. The amount, price and tenor of advances from the FHLB will vary and will be determined at the time of each borrowing. A $25 million funding occurred on January 15, 2010 to initiate this relationship.

(2) On January 15, 2010, the Company terminated its existing asset-backed commercial paper facilities totaling $10.875 billion and entered into a new multi-year ABCP facility (the "Facility") totaling $10 billion which will continue to provide funding for the Company’s federally-guaranteed student loans. The Facility provides maximum funding of $10 billion for the first year, $5 billion for the second year and $2 billion for the third year. Commitment and other upfront fees were approximately $4.0 million. The underlying cost of borrowing under the new ABCP conduit facility for the first year is expected to be the commercial paper issuance cost plus 0.50 percent for the FFELP loan facilities, excluding up-front commitment and unused fees.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

January 20, 2010	By:	/s/ Mark L. Heleen

Name: Mark L. Heleen
Title: Executive Vice President and General Counsel